Exhibit 21

List of Subsidiaries, as of December 7, 2007

Key Technology, Inc., an Oregon corporation (the Registrant)
•	Key Technology Holdings USA LLC, an Oregon limited liability company
•	Suplusco Holding B.V., a Netherlands corporation
•	Key Technology B.V., a Netherlands corporation
•	Key Technology AMVC LLC, an Oregon limited liability company
•	Key Technology Australia Pty Ltd.
•	Freshline Machines Pty Ltd.
•	Productos Key Mexicana S. de R.L. de C.V.
•           Key Technology (Shanghai) Trading Co. Ltd.